Exhibit 10.74

CONFORMED COPY

____________________________________________________________________________________________________________________________

ASSET PURCHASE AGREEMENT

by and among

PARK AVENUE RECEIVABLES CORPORATION,

THE CHASE MANHATTAN BANK,

as Funding Agent

and

THE SEVERAL FINANCIAL INSTITUTIONS
PARTY HERETO FROM TIME TO TIME,

as APA Banks

30 March, 2001

(IKON Capital Plc)

____________________________________________________________________________________________________________________________

i

ANNEX I COMMITMENTS	25

ii

ASSET PURCHASE AGREEMENT
(IKON Capital Plc)

     THIS ASSET PURCHASE AGREEMENT, dated as of 30 March, 2001 (as amended, supplemented or otherwise modified and in effect from time to time, this “Agreement”), is by and among PARK AVENUE RECEIVABLES CORPORATION, a Delaware corporation (together with its successors and assigns, “PARCO”), THE SEVERAL FINANCIAL INSTITUTIONS SET FORTH ON THE SIGNATURE PAGES HERETO and the Persons which from time to time may become a party hereto in accordance with Section 5.5(c) (the “APA Banks”) and THE CHASE MANHATTAN BANK, as funding agent for the benefit of PARCO and the APA Banks (in such capacity, the “Funding Agent”), with respect to the transactions contemplated by the Asset Backed Loan Agreement.

     The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

     SECTION 1.1    Incorporation by Reference. Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to such terms in, or incorporated by reference into, the Asset Backed Loan Agreement.

     SECTION 1.2    Other Defined Terms. As used in this Agreement, the following terms have the following meanings:

     “Adjusted Liquidity Price” means, in determining the Purchase Price with respect to any Purchase Amount on any Purchase Date prior to the occurrence of a Trigger Event, an amount equal to

OC + NDR

where:

OC=	the product of (a) the APA Bank Purchase Percentage for such Purchase Date and (b) all Collections received by the Originator and/or the Servicer or the Borrower during the collection period covered by the most recent Servicer Report which are due and owing to the Funding Agent, PARCO and/or the APA Banks under the Asset Backed Loan Agreement and which have not yet been remitted to the Funding Agent; and

NDR=	the product of (a) the APA Bank Purchase Percentage for such Purchase Date and (b) the sum of (i) the aggregate Outstanding Balance of all Funded Receivables plus (ii) to the extent not included in OC above, all amounts payable by the Borrower and/or the Originator pursuant to Section 2.3(c)(i) and (ii) of the Asset Backed Loan Agreement minus (iii) the aggregate Outstanding Balance of all Funded Receivables that are Defaulted Receivables.

Each of the foregoing shall be determined from the most recent Servicer Report delivered to the Funding Agent.

     “Affected APA Bank” is defined in Section 5.5(c).

     “Agent” means Chase, as administrative agent on behalf of PARCO, and its successors and assigns in such capacity.

     “Aggregate Commitment” shall mean the Approved Currency Equivalent of $127,500,000.

     “Agreement” is defined in the recitals hereto.

     “APA Bank Net Investment” means, at any time, the sum of (a) the aggregate amount paid to the Borrower by the APA Banks in connection with any Incremental Borrowing pursuant to Section 2.1 of the Asset Backed Loan Agreement plus (b) the aggregate Purchase Price paid to PARCO by the APA Banks pursuant to Section 2.1 minus the aggregate amount of Collections received by the Funding Agent and remitted by the Funding Agent to the APA Banks in reduction of APA Bank Net Investment pursuant to Section 2.4(a)(iii) of this Agreement or in reduction of the APA Bank’s Capital pursuant to Section 1.03(c)(iii) of the Asset Backed Loan Agreement; provided that the APA Bank Net Investment shall be restored in the amount of any Collections and other amounts so received and applied if, at any time, the distribution thereof is rescinded or otherwise must be returned for any reason.

     “APA Bank Interest” means the APA Banks’ security interest granted pursuant to Section 2.14 of the Asset Backed Loan Agreement and from PARCO pursuant to this Agreement in an amount equal to the percentage equivalent of a fraction, the numerator of which is the excess, if any, of (a) the sum of (i) the aggregate Purchase Amounts specified by PARCO in Sale Notices delivered pursuant to Section 2.1 and (ii) the aggregate amount advanced by the APA Banks pursuant to Section 2.1 of the Asset Backed Loan Agreement over (b) the aggregate amount of Collections received by the Funding Agent and remitted by the Funding Agent to the APA Banks in reduction of the APA Bank Net Investment pursuant to Section 2.4(a)(iii) of this Agreement or in reduction of the APA Bank’s Outstanding Loans pursuant to Section 2.3(c)(iii) of the Asset Backed Loan Agreement (unless the APA Bank Net Investment or the APA Banks’ Outstanding Loans shall have been restored because such distribution was rescinded or otherwise returned for any reason) and the denominator of which is the Net Investment; provided that the APA Bank Interest shall be zero on any date that the APA Bank Net Investment is zero.

     “APA Bank Purchase Percentage” means, for any Purchase Date, the percentage equivalent of a fraction, the numerator of which is the Purchase Amount for such Purchase Date and denominator of which is the Net Investment on such Purchase Date.

     “APA Banks” is defined in the recitals hereto.

     “Approved Currency” shall mean United States dollars and Sterling.

     “Approved Currency Equivalent” shall mean the value expressed in Approved Currencies as determined by the Applicable Forward Rate(s) of the applicable FX Hedging Agreements.

     “Article” means a numbered article of this Agreement, unless otherwise specified.

     “Asset Backed Loan Agreement” means the loan agreement dated as of 30 March, 2001 between the Borrower, the Originator, PARCO, the APA Banks and Chase.

     “Available Commitment” of any APA Bank means, on any date of determination, the excess, if any, of such APA Bank’s Commitment over such APA Bank’s Pro Rata Share of the APA Bank Net Investment; provided, however that the Available Commitment of any APA Bank shall be reduced to zero on the Scheduled Commitment Termination Date.

     “Chase” means The Chase Manhattan Bank, a New York banking corporation, and its successors and assigns.

     “Chase Roles” is defined in Section 4.10.

     “Commercial Paper” means the short-term promissory notes of PARCO issued in the United States commercial paper market.

     “Commitment” of any APA Bank means the amount set forth on Annex I hereto opposite such APA Bank’s name, or in its Transfer Supplement, as the same may be reduced from time to time in accordance with Section 2.5 or Section 5.5(c).

     “Commitment Expiry Date” shall mean the earlier to occur of (i) the date on which the Net Investment shall have been reduced to zero and all amounts due and owing to PARCO and the APA Banks under the Asset Backed Loan Agreement shall have been indefeasibly paid in full (as certified by the Funding Agent) and the Commitments have reduced to zero pursuant to Section 2.5(ii) and (ii) the Scheduled Commitment Termination Date.

     “Defaulting APA Bank” is defined in Section 2.2(b).

     “Discount” means the amount of discount or interest to accrue on or in respect to the Commercial Paper allocated, in whole or in part, by the Funding Agent to fund the purchase or maintenance of the PARCO Net Investment (including, without limitation, any discount or interest attributable to the commissions of placement agents and dealers in respect of such Commercial Paper and any costs associated with funding small or odd-lot amounts, to the extent that such commissions or costs are allocated, in whole or in part, to such Commercial Paper by the Funding Agent).

      “Federal Funds Rate” means, for any day, an interest rate per annum equal to (a) the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or (b) if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:00 A.M. (New York time) on such day on such transactions received by the Funding Agent from three (3) federal funds brokers of recognized standing selected by the Funding Agent in its sole discretion.

     “Funded Assets” means each Funded Receivable and all Related Security and Collections with respect thereto.

      “Funded Receivables” means all of the Receivables funded by PARCO under the Asset Backed Loan Agreement.

      “Funding Account” is defined in Section 2.4(a).

      “Funding Agent” means Chase, in its capacity as Administrative Agent for the benefit of PARCO and the APA Banks under the Asset Backed Loan Agreement, for the benefit of the APA Banks under this Agreement, and for the benefit of PARCO pursuant to Section 2.4(a) of this Agreement, and not in its individual capacity or as an APA Bank.

     “Manager” means Global Securitization Services, LLC, a Delaware limited liability company, as manager on behalf of PARCO, and its successors and assigns in such capacity.

     “Net Investment” means, at any time, the aggregate amount paid by PARCO or the APA Banks in connection with any Incremental Borrowing pursuant to Section 2.1 of the Asset Backed Loan Agreement minus the aggregate amount of Collections received by the Funding Agent and remitted by the Funding Agent to PARCO or the APA Banks in reduction of Net Investment pursuant to Section 2.4(a)(iii) of this Agreement or in reduction of the Outstanding Loans pursuant to Section 2.3(c)(iii) of the Asset Backed Loan Agreement; provided that the Net Investment shall be restored in the amount of any Collections and other amounts so received and applied if, at any time, the distribution thereof is rescinded or otherwise must be returned for any reason.

     “Non-Defaulting APA Bank” is defined in Section 2.2(b).

     “PARCO” is defined in the recitals hereto.

     “PARCO Insolvency Event” means, with respect to PARCO, the occurrence of any one or more of the following: (a) any proceeding shall have been instituted by PARCO seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of any order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property, or (b) any proceeding of the type described in the foregoing clause (a) shall be instituted against PARCO and shall have remained undismissed for a period of sixty (60) consecutive days, or an order granting relief requested in any such proceeding shall be entered.

     “PARCO Interest” means, on any date of determination, PARCO’s security interest granted pursuant to Section 2.14 of the Asset Backed Loan Agreement in an amount equal to the percentage equivalent of a fraction, the numerator of which is the excess, if any, of (a) the aggregate amount advanced by PARCO pursuant to Section 2.1 of the Asset Backed Loan Agreement over (b) the sum of (i) the aggregate Purchase Amounts specified by PARCO in Sale Notices delivered pursuant to Section 2.1 and (ii) the aggregate amount of Collections received by the Funding Agent and remitted by the Funding Agent to PARCO in reduction of PARCO Net Investment pursuant to Section 2.4(a)(iii) of this Agreement or in reduction of PARCO’s Outstanding Loan pursuant to Section 2.3(c)(iii) of the Asset Backed Loan Agreement (unless the PARCO Net Investment or PARCO’s Capital shall have been restored because such distribution was rescinded or otherwise returned for any reason) and the denominator of which is the Net Investment.

     “PARCO Net Investment” means, at any time, the aggregate amount paid to the Borrower by PARCO in connection with any Incremental Borrowing pursuant to Section 2.1 of the Asset Backed Loan Agreement minus the sum of (a) the aggregate Purchase Prices received by PARCO (less any amount thereof attributable to Discount or Unaccrued Discount) pursuant to Section 2.1 and (b) the aggregate amount of Collections received by the Funding Agent and remitted by the Funding Agent to PARCO in reduction of PARCO Net Investment pursuant to Section 2.4(a)(iii) of this Agreement or in reduction of PARCO’s Outstanding Loans pursuant to Section 2.3(c)(iii) of the Asset Backed Loan Agreement; provided that the PARCO Net Investment shall be restored in the amount of any Collections and other amounts so received and applied if, at any time, the distribution thereof is rescinded or otherwise must be returned for any reason.

     “PARCO Residual Amount” is defined in Section 2.4(d).

     “PARCO Termination Event” means the providers of PARCO’s program liquidity and/or letter of credit facilities shall have given notice that an event of default has occurred and is continuing under their respective agreements with PARCO.

     “Participation” is defined in Section 5.5(b).

     “Pro Rata Share” of any APA Bank means, on any date of determination, the ratio (expressed as a percentage) of such APA Bank’s Commitment to the Aggregate Commitment on such date; provided that on any date after the Commitment Expiry Date the Pro Rata Share of any APA Bank shall be such APA Bank’s Pro Rata Share on the Commitment Expiry Date.

     “Purchase Amount” means for any Purchase Date the amount of the PARCO Net Investment specified by PARCO in the Sale Notice for such Purchase Date; provided, however, that the Purchase Amount specified by PARCO for any Purchase Date shall not exceed the amount that will reduce the PARCO Interest to zero.

     “Purchase Date” means a date specified by PARCO in a Sale Notice as being the effective date of PARCO’s assignment to the APA Banks of the Purchase Percentage with respect to such Purchase Date of the PARCO Interest.

     “Purchase Percentage” means, for any Purchase Date, the percentage equivalent of a fraction, the numerator of which is the Purchase Amount for such Purchase Date and denominator of which is the excess, if any, of (a) the aggregate amount advanced by PARCO to the Borrower pursuant to Section 2.1 of the Asset Backed Loan Agreement over (b) the sum of (i) the aggregate Purchase Amount specified by PARCO in Sales Notices delivered pursuant to Section 2.1 and (ii) the aggregate amount of Collections received by the Funding Agent and remitted by the Funding Agent to PARCO in reduction of PARCO Net Investment pursuant to Section 2.4(a)(iii) of this Agreement or in reduction of PARCO’s Outstanding Loan pursuant to Section 2.3(c)(iii) of the Asset Backed Loan Agreement (unless the PARCO Net Investment or PARCO’s Outstanding Loan shall have been restored because such distribution was rescinded or otherwise returned for any reason) on such Purchase Date.

     “Purchase Price” means, (a) on any Purchase Date on or prior to the date of the occurrence of a Trigger Event, an amount equal to the sum of (i) the lesser of (A) the Approved Currency Equivalent of the Purchase Amount for such Purchase Date and (B) the Adjusted Liquidity Price with respect to such Purchase Amount, plus (ii) the sum of (A) the Purchase Percentage with respect to such Purchase Date of all accrued and unpaid Discount and (B) the Unaccrued Discount with respect to such Purchase Amount and (b) on any Purchase Date after the date of the occurrence of a Trigger Event, an amount equal to the sum of (i) the Approved Currency Equivalent of the Purchase Amount for such Purchase Date plus (ii) the sum of (A) the Purchase Percentage with respect to such Purchase Date of all accrued and unpaid Discount and (B) the Unaccrued Discount with respect to such Purchase Amount; provided, that, if on the date of the occurrence of such Trigger Event, the Approved Currency Equivalent of the Net Investment exceeds the Termination Date Balance (the amount of such excess, the “Loss Amount”), the amount in clause (b)(i) above on any Purchase Date occurring after the occurrence of such Trigger Event shall be reduced by an amount equal to the APA Bank Purchase Percentage for such Purchase Date of the Loss Amount.

     “Purchase Price Deficit” is defined in Section 2.2(b).

     “Purchaser” is defined in Section 5.5(c).

      “Rating Agencies” means on any date of determination the rating agencies then rating the Commercial Paper at the request of PARCO.

      “Rating Confirmation” means, with respect to PARCO and any material amendment, modification, waiver or other action to be taken pursuant to the terms of this Agreement, a confirmation by each of the Rating Agencies that such proposed material amendment, modification, waiver or action shall not result in a downgrade or withdrawal of such Rating Agency’s then current rating of the Commercial Paper.

      “Reduction Percentage” means, with respect to any Purchase for which the Adjusted Liquidity Price or Termination Date Balance is included in the calculation of the Purchase Price therefor, the percentage equivalent of a fraction, the numerator of which is the PARCO Residual Amount for such Purchase and the denominator of which is the sum of (i) the Adjusted Liquidity Price or the Termination Date Balance, as applicable, and (ii) the PARCO Residual Amount.

     “Required APA Banks” means APA Banks having Pro Rata Shares in the aggregate at least equal to 66-2/3%; provided that the Commitment of any Defaulting APA Bank that has not paid all amounts due and owing by it in respect of purchases it was obliged to make shall not be included in the Aggregate Commitment for purposes of this definition.

     “Sale Notice” means an irrevocable written notice given by an authorized signer or authorized officer of PARCO (or on behalf of PARCO by Chase, in its capacity as the Agent) to the Funding Agent committing to sell, assign and transfer to the APA Banks, all or a percentage of the PARCO Interest, which notice shall designate (a) the applicable Purchase Date, (b) the amount of the PARCO Net Investment to be purchased by the APA Banks on such Purchase Date, (c) the Purchase Percentage and the APA Bank Purchase Percentage for such Purchase Date, (d) the Purchase Price (including a calculation of the Purchase Price), (e) that no PARCO Insolvency Event has occurred and (f) wire transfer instructions specifying the account(s) into which the proceeds of the Purchase Price shall be deposited.

     “Scheduled Commitment Termination Date” means 28 March 2002, as such date may be extended for an additional period of time up to 364 days from time to time in writing by PARCO, the Funding Agent and the APA Banks.

     “Section” means a numbered section of this Agreement unless otherwise specified.

     “Termination Date Balance” means, on the date of occurrence of a Trigger Event, an amount equal to:

OC + NDR

     where:

OC=	all Collections received by the Originator and/or the Servicer or the Borrower during the collection period covered by the Servicer Report delivered to the Funding Agent on or immediately prior to the date of the occurrence of such Trigger Event which are due and owing to the Funding Agent, PARCO and/or the APA Banks under the Asset Backed Loan Agreement and which have not yet been remitted to the Funding Agent.

NDR=	the sum of (i) the aggregate Outstanding Balance of all Funded Receivables plus (ii) to the extent not included in OC above, all amounts payable by the Borrower and/or the Originator pursuant to Section 2.3(c)(i) and (ii) of the Asset Backed Loan Agreement minus (iii) the aggregate Outstanding Balance of all Funded Receivables that are Defaulted Receivables.

Each of the foregoing shall be determined from the Servicer Report delivered to the Funding Agent on or immediately prior to the date of the occurrence of such Trigger Event.

     “Transaction Documents” is defined in Section 3.1.

     “Transaction Parties” is defined in Section 3.1.

     “Transfer Supplement” is defined in Section 5.5(c).

     “Unaccrued Discount” means on any Purchase Date with respect to any Purchase Amount, the Discount that would have accrued on the Commercial Paper allocated, in whole or in part, by the Funding Agent to fund the purchase or maintenance of such Purchase Amount subsequent to such Purchase Date to the maturity date thereof if the related reduction in the PARCO Net Investment had not occurred.

ARTICLE II

PURCHASE COMMITMENT

     SECTION 2.1    Liquidity Purchases.

     (a)    Sales by PARCO. From time to time prior to the Commitment Expiry Date, PARCO may, and on the Commitment Expiry Date or upon the occurrence of a PARCO Termination Event, PARCO shall be obligated to deliver a Sale Notice to the Funding Agent. Each Sale Notice shall be delivered by PARCO to the Funding Agent prior to 12.30P.M. (New York time) on the proposed Purchase Date and shall constitute an irrevocable offer by PARCO to sell the Purchase Percentage with respect to such Purchase Date of the PARCO Interest described therein at the Purchase Price. The Purchase Amount set forth in any Sale Notice delivered by PARCO on the Commitment Expiry Date or upon the occurrence of a PARCO Termination Event shall equal the PARCO Net Investment. Each Sale Notice delivered by PARCO shall be deemed to be a representation and warranty by PARCO that no PARCO Insolvency Event shall have occurred and be continuing. Each APA Bank hereby agrees to purchase from PARCO its Pro Rata Share of the Purchase Percentage of the PARCO Interest for a purchase price equal to its Pro Rata Share of the Purchase Price on the Purchase Date (which date, subject to Section 2.1(b) below, may be the same as the date of the Sale Notice). Notwithstanding anything to the contrary set forth in this Agreement, the APA Banks shall have no obligation to purchase the PARCO Interest or any portion thereof from PARCO if, on such Purchase Date, a PARCO Insolvency Event shall have occurred and be continuing. The Funding Agent shall promptly advise the APA Banks (by telecopy or by telephone call promptly confirmed in writing by telecopy) of the receipt and content of any Sale Notice delivered to it by PARCO and shall promptly advise PARCO of the Purchase Price and each APA Bank of its Pro Rata Share of the Purchase Price. The Purchase Price shall be deposited in immediately available funds into the account(s) specified by PARCO in the related Sale Notice.

     (b)    Timing of Sale Notice and Purchase Date. If, at or prior to 12.30P.M. (New York time) on any Business Day, PARCO delivers a Sale Notice to the Funding Agent specifying that a Purchase Date shall be the same date as the date of the Sale Notice, the Funding Agent shall, by no later than 1.30P.M. (New York time) on such Business Day, notify each APA Bank of such Sale Notice. Each APA Bank shall make a purchase of its Pro Rata Share of the Purchase Percentage of the PARCO Interest by advancing immediately available funds on such date to the account of PARCO maintained at the principal office of the Funding Agent no later than 3.00P.M. (New York time). Notwithstanding the fact that a Purchase Date may occur on a date which is later than the date on which the Sale Notice is delivered to the Funding Agent, the several obligation of each APA Bank of accept such transfer and to make payment of the amount required to be paid by it pursuant to Section 2.2 shall arise immediately upon receipt by the Funding Agent of a Sale Notice. Regardless of when the Sale Notice is received, any APA Bank may designate any one or more of its domestic or foreign branches, offices or affiliates through which it will fund its Pro Rata Share of the Purchase Price for a Purchase, and the term “APA Bank” shall include any such branch, office or affiliate for such purchase.

     SECTION 2.2    Several Commitments of the APA Banks.

     (a)    Funding upon Receipt of a Sale Notice. Each APA Bank hereby absolutely and unconditionally (except as provided in Section 2.1(a)) severally commits to PARCO and to the Funding Agent to provide the Funding Agent, on each Purchase Date (if notice has been given in accordance with Section 2.1(b)) at the principal office of the Funding Agent in The City of New York for delivery to PARCO, with immediately available funds in an amount equal to such APA Bank’s Pro Rata Share of the Purchase Price with respect to such Purchase Date, whereupon such APA Bank shall become the sole owner of its Pro Rata Share of the APA Bank Purchase Percentage with respect to such Purchase Date of the Funded Assets. The APA Banks several obligations under this Section 2.2(a) to provide the Funding Agent with funds shall terminate on the Commitment Expiry Date. Notwithstanding anything contained in this Section 2.2(a) or elsewhere in this Agreement to the contrary, no APA Bank shall be obligated to provide the Funding Agent with aggregate funds in connection with a Purchase in an amount that would exceed such APA Bank’s Available Commitment then in effect. The failure of any APA Bank to make its Pro Rata Share of the Purchase Price available to the Funding Agent shall not relieve any other APA Bank of its obligations thereunder.

     (b)    Defaulting APA Banks. If, by 2.00P.M. (New York time) on any Purchase Date, one or more APA Banks (each, a “Defaulting APA Bank”, and each APA Bank other than the Defaulting APA Bank being referred to as a “Non-Defaulting APA Bank”) fails to make its Pro Rata Share of the Purchase Price available to the Funding Agent pursuant to Section 2.1(b) (the aggregate amount not so made available to the Funding Agent being herein called the “Purchase Price Deficit”), then the Funding Agent shall, by no later than 2.30P.M. (New York time) on such Purchase Date, instruct each Non-Defaulting APA Bank to pay, by no later than 3.00P.M. (New York time) on such Purchase Date, in immediately available funds, to the accounts designated by the Funding Agent, an amount equal to the lessor of (x) such Non-Defaulting APA Bank’s proportionate share (based upon the relative Commitments of the Non-Defaulting APA Banks) of the Purchase Price Deficit and (y) its Available Commitment. A Defaulting APA Bank shall forthwith, upon demand, pay the Funding Agent for the rateable benefit of the Non-Defaulting APA Banks all amounts paid by each Non-Defaulting APA Bank on behalf of such Defaulting APA Bank, together with interest thereon, for each day from the date a payment was made by a Non-Defaulting APA Bank until the date such Non-Defaulting APA Bank has been paid such amounts in full, at a rate per annum equal to the sum of the Federal Funds Rate plus 2%. In addition, without prejudice to any other rights that PARCO may have under applicable law, each Defaulting APA Bank shall pay to PARCO, forthwith upon demand, the difference between the Defaulting APA Bank’s unpaid Pro Rata Share of the Purchase Price and the amount paid with respect thereto by the Non-Defaulting APA Banks, together with interest thereon, for each day from the date of the Funding Agent’s request for such Defaulting

APA Bank’s Pro Rata Share of the Purchase Price pursuant to Section 2.1(b) until the date the requisite amount is paid to PARCO in full, at a rate per annum equal to the sum of the Federal Funds Rate plus 2%.

     SECTION 2.3    Nonrecourse Nature of Transactions. Each of the Funding Agent and the APA Banks hereby agrees that any Purchase shall be without recourse of any kind to PARCO or the Funding Agent, except as expressly provided in Section 4.3 and 4.7 with respect to the Funding Agent.

     SECTION 2.4    Payments; Indemnity.

     (a)    Payments Generally. On or prior to the Closing Date, the Funding Agent shall establish a demand deposit account with Chase for the benefit of PARCO and the APA Banks (the “Funding Account”), into which all Collections and other amounts received by the Funding Agent from the Servicer or the Borrower shall be deposited. The Funding Agent, on behalf of PARCO and the APA Banks, shall have the sole right of withdrawal from the Funding Account. For so long as any amounts remaining due and owing to PARCO or the APA Banks hereunder or under the Asset Backed Loan Agreement, the Funding Agent shall distribute all payments received by it in respect of the Funded Assets immediately after receipt thereof by (i) transferring to PARCO and the APA Banks, on a pro rata basis, based on the amounts thereof owing to PARCO and the APA Banks, respectively, all payments of Interest, (ii) transferring to PARCO and the APA Banks, on a pro rata basis, based on the PARCO Interest and the APA Bank Interest, respectively, on the date of payment, all payments in reduction of the Net Investment and (iii) transferring to PARCO and/or the APA Banks, any other amounts owing to PARCO and/or the APA Banks hereunder or under the Asset Backed Loan Agreement. Such transfers shall be made by the Funding Agent by withdrawing funds on deposit in the Funding Account and remitting such funds to the accounts of PARCO and each of the APA Banks specified by each of them from time to time. The Funding Agent shall remit any such funds to the APA Banks rateably in accordance with their Pro Rata Shares (calculated without regard to that portion of the Commitment of a Defaulting APA Bank which such Defaulting APA Bank failed to fund pursuant to this Agreement).

     (b)    Requests for Indemnity under the Transaction Documents. The Funding Agent shall, at the written request of any APA Bank, make demand of PARCO for payment of any amounts from time to time claimed by such APA Bank pursuant to the terms of the Asset Backed Loan Agreement, and the Funding Agent shall, upon its receipt of such amounts, distribute them to each such APA Bank rateably in accordance with their respective Pro Rata Shares (calculated without regard to that portion of the Commitment of a Defaulting APA Bank which such Defaulting APA Bank failed to fund pursuant to this Agreement).

     (c)    Payments Conditional upon Receipt from Borrower or the Servicer. Anything in this Agreement to the contrary notwithstanding, the Funding Agent shall have no obligation to make any payments to the APA Banks unless and until it has received such amounts from the Borrower or the Servicer or otherwise pursuant to the Asset Backed Loan Agreement.

     (d)    PARCO Residual Amount. If (i) the Adjusted Liquidity Price or the Termination Date Balance is included in the calculation of the Purchase Price for any Purchase of the PARCO Interest, and (ii) on the related Purchase Date, the Adjusted Liquidity Price or the Termination Date Balance, as applicable, is less than the Aggregate Net Investment (the amount of insufficiency, the “PARCO Residual Amount”), then, in such event, each APA Bank hereby agrees that the Funding Agent, for the benefit of PARCO, shall remit to PARCO its Reduction Percentage of any amounts received by the Funding Agent from any Transaction Party in respect of interest or any reduction of the Aggregate New Investment, as applicable, on the First Business

Day immediately following the payment in full to the APA Banks of all amounts due and owing to the APA Banks under the Transaction Documents.

     SECTION 2.5    Reduction of Commitment. The Commitment of each APA Bank (i) shall be automatically reduced following any permanent reduction of the Funding Limit under the Asset Backed Loan Agreement in an amount equal to such APA Bank’s Pro Rata Share of 102% of the amount of such reduction and (ii) shall be automatically reduced to zero on the Commitment Expiry Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

     SECTION 3.1    PARCO Disclaimer of Representations and Warranties. By executing and delivering any Sale Notice pursuant to Section 2.1(a), (a) PARCO makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Funded Assets or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Funded Assets, the Asset Backed Loan Agreement, or any other Transaction Document, and (b) PARCO makes no representation or warranty or assumes no responsibility with respect to the financial condition of the Servicer, the Borrower or the Originator (collectively, the “Transaction Parties”) or the Funding Agent, or the performance or observance by the Transaction Parties of any of their respective obligations under the Transaction Documents.

     SECTION 3.2    Representations and Warranties of the APA Banks. Each APA Bank (a) confirms that it has received copies of the Asset Backed Loan Agreement and the other Transaction Documents; (b) represents and warrants to the Funding Agent and PARCO that it has, independently and without reliance upon the Funding Agent or PARCO, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Transaction Parties, and made its own decision to enter into this Agreement; (c) represents that it will, independently and without reliance upon the Funding Agent or PARCO, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Transaction Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, prospects, financial and other condition and creditworthiness of the Transaction Parties; (d) appoints and authorizes the Funding Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Funding Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; (e) represents and warrants that it is (i) a “qualified institutional buyer” (as such term is defined in Rule 144A under the Securities Act of 1933, as amended) and (ii) a corporation or a banking association duly organised and validly existing under the laws of its jurisdiction of incorporation or organisation and has all corporate power to perform its obligations hereunder; (f) represents and warrants that no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by it of this Agreement, which has not otherwise been obtained; (g) represents and warrants that the execution, delivery and performance of this Agreement are within its corporate powers, have been duly authorised by all necessary corporate action, do not contravene or violate (i) its certificate or articles of incorporation or association or by–laws, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or any of its property is bound, or

(iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any adverse claim on its assets, which contravention or violation in any of the foregoing cases could have a material adverse effect on its financial condition or its ability to perform its obligations hereunder; (h) represents and warrants that this Agreement constitutes its legal, valid and binding obligations enforceable against it in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganisation or other similar laws relating to limiting creditors’ rights generally and by equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law); and (i) represents and warrants that this Agreement has been duly authorised, executed and delivered by it.

ARTICLE IV

THE FUNDING AGENT

     SECTION 4.1    Appointment. Each of PARCO and each APA Bank hereby irrevocably designates and appoints the Funding Agent as its agent under this Agreement and each of PARCO and each APA Bank irrevocably authorizes the Funding Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Funding Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Funding Agent shall not have any duties or responsibilities except those expressly set forth herein, or any fiduciary relationship with either PARCO or any APA Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Funding Agent. The provisions of this Article IV are solely for the benefit of the Funding Agent, PARCO and the APA Banks. In performing its functions and duties solely under this Agreement, subject to the provisions of Section 5.10, the Funding Agent shall act solely as the agent of the APA Banks and does not assume, nor shall be deemed to have assumed, any obligation or relationship of trust or agency with or for PARCO.

     SECTION 4.2    Delegation of Duties. The Funding Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel (who may be counsel for the Borrower or the Servicer), independent public accountants and other experts selected by it concerning all matters pertaining to such duties. The Funding Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

     SECTION 4.3    Exculpatory Provisions. Neither the Funding Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or any Person described in Section 4.2 under or in connection with this Agreement (x) with the consent or at the request of either PARCO or the APA Banks or (y) in the absence of its own gross negligence or wilful misconduct or (ii) responsible in any manner to either PARCO or any APA Bank for any recitals, statements, representations or warranties made by any of the Transaction Parties or any officer thereof contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Funding Agent under or in connection with, this Agreement or the other Transaction Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Transaction Documents or for any failure of any of the Transaction Parties to perform its obligations hereunder or thereunder. The Funding Agent shall not be under any obligation to either PARCO or any APA Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the other Transaction Documents or to inspect the properties, books or records of any of the Transaction Parties.

     SECTION 4.4    Reliance by Funding Agent. The Funding Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to PARCO or any APA Bank), independent accountants and other experts selected by the Funding Agent and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts. The Funding Agent shall be fully justified in failing or refusing to take any action under the Transaction Documents unless it shall first receive such advice or concurrence of PARCO or the APA Banks, as applicable, as it deems appropriate or it shall first be indemnified to its satisfaction by PARCO or the APA Banks, as applicable, against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Funding Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Transaction Documents in accordance with a request of PARCO or the Required APA Banks, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon PARCO and the APA Banks, as applicable.

     SECTION 4.5    Notices. The Funding Agent shall not be deemed to have knowledge or notice of the occurrence of any Trigger Event unless the Funding Agent has received notice from PARCO, any APA Bank or any Transaction Party referring to the Agreement or any other Transaction Document describing such Trigger Event and stating that such notice is a “notice of a Trigger Event”. In the event that the Funding Agent receives such a notice, the Funding Agent shall give notice thereof to PARCO, each APA Bank and the Rating Agencies. The Funding Agent shall take such action with respect to such event as shall be reasonably directed by PARCO and the Required APA Banks, provided that unless and until the Funding Agent shall have received such directions, the Funding Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such event as it shall deem advisable in the best interests of PARCO and the APA Banks.

     SECTION 4.6    Non-reliance on the Funding Agent. PARCO and each APA Bank expressly acknowledges that neither the Funding Agent nor any of its officers, directors, employees, agents, attorneys–in–fact or Affiliates has made any representations or warranties to it and that no act by the Funding Agent hereinafter taken, including any review of the affairs of any Transaction Party, shall be deemed to constitute any representation or warranty by the Funding Agent to either PARCO or any APA Bank. Except for notices, reports and other documents expressly required to be furnished to PARCO or any APA Bank. Except for notices, reports and other documents expressly required to be furnished to PARCO and the APA Banks by the Funding Agent hereunder, the Funding Agent shall have no duty or responsibility to provide either PARCO or any APA Bank with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Transaction Parties which may come into the possession of the Funding Agent or any of its officers, directors, employees, agents, attorneys–in–fact or Affiliates.

     SECTION 4.7    Indemnification. The APA Banks agree to indemnify the Funding Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Transaction Parties, and without limiting the obligation of any Transaction Party to do so in accordance with the terms of the Asset Backed Loan Agreement and the other Transaction Documents), rateably according to their Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for the Funding Agent or the affected Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Funding Agent or such affected Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Funding Agent or such affected Person as a result of, or arising out of, or in any way related to or by reason of, any of the transactions contemplated hereunder or under the Transaction Documents or the execution, delivery or performance of this Agreement, the Asset Backed Loan Agreement, any other Transaction Document or any other document furnished in connection herewith or therewith (but excluding any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the gross negligence or wilful misconduct of the Funding Agent or such affected Person).

     SECTION 4.8    The Funding Agent in Its Individual Capacity. The Funding Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any of the Transaction Parties or any of their Affiliates as though the Funding Agent were not the Funding Agent hereunder. With respect to its acquisition of any interest in the Funded Assets pursuant to this Agreement, the Funding Agent shall have the same rights and powers under this Agreement as any APA Bank and may exercise the same as though it were not the Funding Agent, and the term “APA Bank” shall include the Funding Agent in its individual capacity as an APA Bank.

     SECTION 4.9    Successor Funding Agent. The Funding Agent may, upon five (5) days’ notice to PARCO, the APA Banks and the Rating Agencies resign as Funding Agent. If the Funding Agent shall resign as Funding Agent under this Agreement, then the Required APA Banks shall appoint from among the APA Banks a successor agent, whereupon such successor agent shall succeed to the rights, powers and duties of the Funding Agent, and the term “Funding Agent” shall mean such successor agent, effective upon its acceptance of such appointment, and the former Funding Agent’s rights, powers and duties as Funding Agent shall be terminated, without any other or further act or deed on the part of such former Funding Agent or any of the parties to this Agreement. After the retiring Funding Agent’s resignation hereunder as Funding Agent, the provisions of this Article IV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Funding Agent under this Agreement.

     SECTION 4.10    Chase Conflict Waiver. Chase acts as Agent for PARCO, as issuing and paying agent for PARCO’s Commercial Paper and as provider for other backup facilities for PARCO, and may provide other services or facilities from time to time (the “Chase Roles”). Without limiting the generality of Section 4.8, each APA Bank hereby acknowledges and consents to any and all Chase Roles, waives any objections it may have to any actual or potential conflict of interest caused by Chase’s acting as the Funding Agent hereunder and acting as or maintaining any of the Chase Roles, and agrees that in connection with any Chase Role, Chase may take, or refrain from taking, any action which it in its discretion deems appropriate. Each APA Bank is hereby notified that PARCO may delegate responsibility for signing and/or sending Sale Notice to Chase as PARCO’s Agent.

ARTICLE V

MISCELLANEOUS

     SECTION 5.1 Waivers; Amendments, etc.

     (a)   No Waiver; Remedies Cumulative. No failure or delay on the part of the Funding Agent or any APA Bank in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights and remedies provided by law. Any waiver of this Agreement shall be effective only for the specific purpose for which given.

     (b)   Amendments Etc. This Agreement may be amended, supplemented, modified or waived with the written consent of all of the parties hereto. The Funding Agent shall provide prior written notice to the Rating Agencies of any material amendment, supplement, modification or waiver of this Agreement. In the case of any waiver, PARCO, the APA Banks and the Funding agent shall be restored to their former positions and rights hereunder.

     (c)   Integration. This Agreement, the Asset Backed Loan Agreement and the other Transaction Documents contain a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

     SECTION 5.2   Notices. Except as otherwise expressly provided herein, all communications and notices provided for hereunder shall be in writing and shall be (a) hand-delivered by messenger, (b) sent by reputable overnight or second business day courier, or (c) sent by telecopy or similar electronic transmission directed to the applicable address or telecopy number, as the case may be, set forth on Exhibit B hereto (as amended from time to time) or at such other address or telecopy number as any party may hereafter specific in writing to the Funding agent for the purpose of receiving notices. Each such notice or other communication shall be effective only upon receipt thereof.

     SECTION 5.3   Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

     SECTION 5.4   Severability; Counterparts; Waiver of Setoff. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Each of the APA Banks and the Funding Agent hereby waives any right of setoff it may have or to which it may be entitled under this Agreement from time to time against PARCO or their respective assets.

     SECTION 5.5   Successors and Assigns: Participations; Assignments.

     (a)   Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns. No APA Bank may participate, assign or sell any portion of its rights hereunder except as required by operation of law, in connection with the merger, consolidation or dissolution of any APA Bank or as provided in this Section 5.5. No assignment hereunder shall become effective without a Rating Confirmation.

     (b)   Participations. Any APA Bank may, with the consent of the Funding Agent and in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more Persons (each, a “Participant”) participating interests in its rights and obligations hereunder and under the Transaction Documents; provided, however, that each Participant shall purchase an identical percentage in such selling APA Bank’s Commitment, Available Commitment and Pro Rata Share of the APA Bank Net Investment. Notwithstanding any such sale by an APA Bank of participating interests to a Participant, such APA Bank’s rights and obligations under this Agreement shall remain unchanged, such APA Bank shall remain solely responsible for the performance thereof, and PARCO and the Funding Agent shall continue to deal solely and directly with such APA bank in connection with such APA Bank’s rights and obligations under this Agreement and the other Transaction Documents. Each APA Bank agrees that any agreement between such APA Bank and any such Participant in respect of such participating interest shall not restrict such APA Bank’s right to agree to any amendment, supplement, waiver or modification to this Agreement.

     (c)   Assignments.

     (i)    Any APA Bank may at any time and from time to time, upon the prior written consent of PARCO and the Funding Agent, assign to one or more accredited investors or other Persons (“Purchaser(s)”) all or any part of its rights and obligations under this Agreement and the other Transaction Documents pursuant to a supplement to this Agreement, substantially in the form of Exhibit A hereto (each, a “Transfer Supplement”), executed by the Purchaser, such selling APA Bank and, as applicable, the Funding Agent; and provided however that (A) each Purchaser shall purchase an identical percentage in such selling APA Bank’s Commitment, Available Commitment and Pro Rata Share of the APA Bank Net Investment, (b) any such assignment cannot be for an amount less than the lesser of (1)[$10 million] and (2) such selling APA Bank’s Commitment or Pro Rate Share of the APA Bank Net Investment (calculated at the time of such assignment) and (C) each Purchaser must be (1) a financial institution incorporated in an OECD country and rated at least A-1/P-1 (or the equivalent short-term rating) by the Rating Agencies and (2) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended).

     (ii)   Each of the APA Banks agrees that in the event that it shall cease to have short-term debt ratings at least equal to the ratings then assigned to the Commercial Paper by the Rating Agencies, or, if such APA Bank does not have short-term debt which is rated by the Rating Agencies, in the event that the parent corporation of such APA Bank has rated short-term debt, such parent corporation ceases to have short-term debt ratings at least equal to the ratings then assigned to the Commercial Paper by the Rating Agencies (each, an “Affected APA Bank”), such Affected APA Bank shall be obliged, at the request of PARCO and the Funding Agent, to assign all of its rights and obligations hereunder to (x) one or more other APA Banks selected by PARCO and the Funding Agent which are willing to accept such assignment, or (y) another financial institution having short-term debt ratings at last equal to the ratings when assigned to the Commercial Paper by the Rating Agencies nominated by the Funding Agent and consented to by PARCO (which consent shall not be unreasonably withheld) and the Funding Agent, and willing to participate in this facility through the Scheduled

Commitment Termination Date in the place of such Affected APA Bank; provided that (i) the Affected APA Bank receives payment in full, pursuant to a Transfer Supplement and/or, as applicable, an assignment, of an amount equal to the Affected APA Bank’s Pro Rata Share of the APA Bank Net Investment and any other amounts due and owing to such Affected APA Bank under the Asset Backed Loan Agreement and the other Transaction Documents and (ii) such nominated financial institution, if not an existing APA Bank, satisfies all the requirements of this Agreement.

     (iii)   Upon (A) execution of a Transfer Supplement, (B) delivery of an executed copy thereof to PARCO, the Funding Agent and the Agent, (C) payment, if applicable, by the Purchaser to such selling APA Bank of an amount equal to the purchase price agreed between such selling APA Bank and the Purchaser and (D) receipt by PARCO of a Rating Confirmation, such selling APA Bank shall be released from its obligations hereunder to the extent of such assignment and the Purchaser shall, for all purposes, be an APA Bank party to this Agreement and shall have all the rights and obligations of an APA Bank under this Agreement to the same extent as if it were an original party hereto, and no further consent or action by PARCO, the APA Banks or the Funding Agent shall be required. The amount of the assigned portion of the selling APA Bank’s Pro Rata Share of the APA Bank Net Investment allocable to the Purchaser shall be equal to the Transferred Percentage (as defined in the Transfer Supplement) of such selling APA Bank’s Pro Rata Share of the APA Bank Net Investment which is transferred hereunder regardless of the purchase price paid therefor. Such Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of the Purchaser as an APA Bank and the resulting adjustment of the selling APA Bank’s Commitment arising from the purchase by the Purchaser of all or a portion of the selling APA Bank’s rights, obligations, and interest hereunder.

     SECTION 5.6   Effectiveness of this Agreement. This Agreement, and the obligations of the Funding Agent and the APA Banks hereunder, shall become effective when the Funding Agent has received counterparts hereof, duly executed by the Funding Agent, PARCO and the APA Banks.

     SECTION 5.7   No Petition. The Funding Agent and each APA Bank hereby covenant and agree that, prior to the date which is one year and one day after the payment in full of all outstanding Commercial Paper of PARCO, such party will not institute against, or join any other Person in instituting against, PARCO any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of any jurisdiction. The provisions of this Section 5.7 shall survive termination of this Agreement.

     SECTION 5.8   Waiver of Trial by Jury. To the extent permitted by applicable law, the Funding Agent, the APA Banks and PARCO irrevocably waive all right of trial by jury in any action, proceeding or counterclaim arising out of or in connection with this Agreement or the operative documents or any matter arising hereunder or thereunder.

     SECTION 5.9   Limited Recourse. Notwithstanding anything to the contrary contained herein, the obligations of PARCO under this Agreement are solely the corporate obligations of PARCO and, in the case of obligations of PARCO other than Commercial Paper, shall be payable at such time as funds are received by or are available to PARCO in excess of funds necessary to pay in full all outstanding Commercial Paper and, to the extent funds are not available to pay such obligations, the claims relating thereto shall not constitute a claim against PARCO but shall continue to accrue. Each party hereto agrees that the payment of any claim (as defined in Section 101 of Title 11 of the Bankruptcy Code) of any such party shall be subordinated to the payment in full of all Commercial Paper.

     No recourse under any obligation, covenant or agreement of PARCO contained in this Agreement shall be had against any incorporator, stockholder, officer, director, employee or agent of PARCO, the Agent, the Funding Agent, the Manager or any of their Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of PARCO individually, and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, employee or agent of PARCO, the Agent, the Funding Agent, the Manager or any of their Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of PARCO contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by PARCO of any such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement; provided that the foregoing shall not relieve any such Person from any liability it might otherwise have as a result of fraudulent actions taken or omissions made by them. The provisions of this Section 5.9 shall survive termination of this Agreement.

     SECTION 5.10   Liability of Funding Agent. Notwithstanding any provision of this Agreement: (i) the Funding Agent shall not have any obligations under this Agreement other than those specifically set forth herein, and no implied obligations of the Funding Agent shall be read into this Agreement; and (ii) in no event shall the Funding Agent be liable under or in connection with this Agreement for indirect, special, or consequential losses or damages of any kind, including lost profits, even if advised of the possibility thereof and regardless of the form of action by which such losses or damages may be claimed. Neither the Funding Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken in good faith by it or them under or in connection with this Agreement, except for its or their own gross negligence or wilful misconduct. Without limiting the foregoing, the Funding Agent (a) may consult with legal counsel (including counsel for PARCO and the APA Bank), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (b) shall not be responsible to PARCO for any statements, warranties or representations made in or in connection with this Agreement, the Asset Backed Loan Agreement or the other Transaction Document, (c) shall not be responsible to PARCO for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the Funded Assets, the Asset Backed Loan Agreement or the other Transaction Documents, (d) shall incur no liability under or in respect of any of the Commercial Paper or other obligations of PARCO under this Agreement or the other Transaction Documents and (e) shall incur no liability under or in respect of this Agreement or the other Transaction Documents by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties. Notwithstanding anything else herein or the other Transaction Documents, it is agreed that where the Funding Agent may be required under this Agreement or the other Transaction Documents to give notice of any event or condition or to take any action as a result of the occurrence of any event or the existence of any condition, the Funding Agent agrees to give such notice or take such action only to the extent that it has actual knowledge of the occurrence of such event or the existence of such condition, and shall incur no liability for any failure to give such notice or take such action in the absence of such knowledge.

     IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed and delivered by their duly authorized officers or signatories as of the date hereof.

PARK AVENUE RECEIVABLES CORPORATION

By:

Name: ANDREW L. STIDD
Title: PRESIDENT

THE CHASE MANHATTAN BANK, as APA Bank

By:

Name: BRADLEY S. SCHWARTZ
Title: MANAGING DIRECTOR

THE CHASE MANHATTAN BANK, as the Funding Agent

By:

Name: LARA GRAFF
Title: VICE PRESIDENT

EXHIBIT A
[FORM OF TRANSFER SUPPLEMENT]

     THIS TRANSFER SUPPLEMENT is entered into as of the _______ day of ________, 200__, by and between _____________ (“Seller”) and ____________________ (“Purchaser”).

PRELIMINARY STATEMENTS

     A.   This Transfer Supplement is being executed and delivered in accordance with Section 5.5(c) of that certain Asset Purchase Agreement, dated as of 30 March, 2001 (as amended, supplemented or otherwise modified and in effect from time to time, the “Agreement”), by an among Park Avenue Receivables Corporation, a Delaware corporation, the several APA Banks party thereto from time to time, and The Chase Manhattan Bank, a New York banking corporation, individually and as Funding Agent. Capitalised terms used herein and not otherwise defined herein are used with the meanings set forth in, or incorporated by reference into, the Agreement.

     B.   The Seller is an APA Bank party to the Agreement, and the Purchaser wishes to become an APA Bank thereunder.

     C.   The Seller is selling and assigning to the Purchaser an undivided ___% (the “Transferred Percentage”) interest in all of Seller’s rights and obligations under the Agreement, including, without limitation, the Seller’s Commitment and (if applicable) the Seller’s Pro Rata Share of the APA Bank Net Investment as set forth herein.

     The parties hereto hereby agree as follows:

          1.   The transfer effected by this Transfer Supplement shall become effective (the “Transfer Effective Date”) two (2) Business Days (or such other date selected by the Funding Agent in its sole discretion) following the date on which a transfer effective notice substantially in the form of Schedule II to this Transfer Supplement (“Transfer Effective Notice”) is delivered by the Funding Agent to PARCO, the Seller and the Purchaser. From and after the Transfer Effective Date, the Purchaser shall be an APA Bank party to the Agreement for all purposes thereof as if the Purchaser were an original party thereto and the Purchaser agrees to be bound by all of the terms and provision contained therein.

          2.   If there is no APA Bank Net Investment on the Transfer Effective Date, Seller shall be deemed to have hereby transferred and assigned to the Purchaser, without recourse, representation or warranty (except as provided in paragraph 6 below), and the Purchaser shall be deemed to have hereby irrevocably taken, received and assumed from the Seller, the Transferred Percentage of the Seller’s Commitment and all rights and obligations associated therewith under the terms of the Agreement, including, without limitation, the Transferred Percentage of the Seller’s future funding obligation under Section 2.2(a) of the Agreement.

          3.   If there is an APA Bank Net Investment, at or before 12:00 noon, local time of the Seller, on the Transfer Effective Date, the Purchaser shall pay to the Seller, in immediately available funds, an amount equal to the sum of (i) the Transferred Percentage of an amount equal to the Seller’s Pro Rata Share of the APA Bank Net Investment (such amount, being hereinafter referred to as the “Purchaser’s Funding Balance”); (ii) all accrued but unpaid (whether or not then due) interest attributable to the Purchaser’s Funding Balance; and (iii) accrued by unpaid fees and other costs and expenses payable in respect of the Purchaser’s Funding Balance for the period commencing upon each date such unpaid amounts commence accruing, to and including the Transfer Effective Date (the “Purchaser’s Acquisition Cost”),

whereupon, the Seller shall be deemed to have transferred and assigned to the Purchaser, without recourse, representation or warranty (except as provided in paragraph 6 below), and the Purchaser shall be deemed to have hereby irrevocably taken, received and assumed from the Seller, the Transferred Percentage of the Seller’s Commitment and the Seller’s Pro Rata Share of the APA Bank Net Investment and all related rights and obligations under the Agreement, including, without limitation, the Transferred Percentage of the Seller’s future funding obligations under Section 2.2(a) of the Agreement.

          4.   Concurrently with the execution and delivery hereof, the Seller will provide to the Purchaser copies of all documents requested by the Purchaser which were delivered to the Seller pursuant to the Agreement.

          5.   Each of the parties to this Transfer Supplement agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Transfer Supplement.

          6.   By executing and delivering this Transfer Supplement, the Seller and the Purchaser confirm to and agree with each other, the Funding Agent and the APA Bank as follows: (a) other than the representation and warranty that it has not created any adverse claim upon any interest being transferred hereunder, the Seller makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made by any other Person in or in connection with the Agreement or the Transaction Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value thereof or any other instrument or document furnished pursuant thereto or the perfection, priority, condition, value or sufficiency of any collateral; (b) the Seller makes no representation or warranty and assumes no responsibility with respect to the financial condition of PARCO, the Funding Agent or any Transaction Party, any surety or any guarantor or the performance or observance by PARCO, and Transaction Party or the Funding Agent of any of their respective obligations under the Agreement or any Transaction Document or any other instrument or document furnished pursuant thereto or in connection therewith; (c) the Purchaser confirms that it has received a copy of the Agreement and the Transaction Documents, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this transfer Supplement; (d) the Purchaser will, independently and without reliance upon the Funding Agent, PARCO, or any other APA Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decision in taking or not taking action under the Agreement or the Transaction Documents; (e) the Purchaser appoints and authorizes the Funding Agent to take such action as agent on its behalf and to exercise such powers under the Agreement as are delegated to the Funding Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (f) the Purchaser agrees that it will perform in accordance with their terms all of the obligations which, by the terms of the Agreement are required to be performed by it as an APA Bank.

          7.   Each party hereto represents and warrants to and agrees with the Funding Agent that it is aware of and will comply with the provisions of the Agreement, including, without limitation, Sections 2.2, 5.5 and 5.7 thereof.

          8.   Schedule I hereto sets forth the revised Commitment of the Seller and the Commitment of the Purchaser, as well as administrative information with respect to the Purchaser.

          9.   This Transfer Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

     IN WITNESS WHEREOF, the parties hereto have caused this Transfer Supplement to be executed by their respective duly authorised officers as of the date hereof.

[SELLER]

By:

Name:
Title:

[PURCHASER]

By:

Name:
Title:

SCHEDULE I TO TRANSFER SUPPLEMENT

LIST OF PURCHASING OFFICES, ADDRESSEES
FOR NOTICES AND COMMITMENT AMOUNTS

Date: ___________________, 200__

Transferred Percentage: ___________%

Seller	Commitment [existing]	Commitment [revised]	Pro Rata Share of APA Bank Net Investment	Pro Rata Share

Purchaser	Commitment [initial]		Pro Rata Share of APA Bank Net Investment	Pro Rata Share

Address for Notices:

___________________
___________________
___________________
Attention:
Telephone:
Telecopy:

SCHEDULE II TO TRANSFER SUPPLEMENT

TRANSFER EFFECTIVE NOTICE

TO:	___________________, Seller
___________________
___________________

TO:	___________________, Purchaser
___________________
___________________

     The undersigned, as Funding Agent under the Asset Purchase Agreement, dated as of 30 March, 2001 (as amended, supplemented or otherwise modified and in effect from time to time), by and among Park Avenue Receivables Corporation, a Delaware corporation, the several APA Banks party thereto from time to time, and The Chase Manhattan Bank, a New York banking corporation, individually and as Funding Agent, hereby acknowledges receipt of executed counterparts of a completed Transfer Supplement dated as of _______________, 200__, between ______________, as Seller, and ______________, as Purchaser. Capitalized terms defined in such Transfer Supplement are used herein as therein defined or incorporated by reference therein.

          1.   Pursuant to such Transfer Supplement, you are advised that the Transfer Effective Date will be ______________, 200__.

          2.   The Funding Agent each hereby consents to the Transfer Supplement as required by Section 5.5(c) of the Agreement.

          [3.   Pursuant to such Transfer Supplement, the Purchaser is required to pay $__________ to the Seller at or before 12:00 noon (local time of the Seller) on the Transfer Effective Date in immediately available funds.]

Very truly yours,

THE CHASE MANHATTAN BANK,
as Funding Agent

By:

Authorized Signatory

EXHIBIT B
NOTICE ADDRESSES

If to PARCO

Park Avenue Receivables Corporation
c/o Global Securitization Services, LLC
114 West 47th Street, Suite 1715
New York, New York 10036
Attention:	President
Telephone:	(212) 302-5151
Telecopy:	(212) 302-8767

If to the Funding Agent:

The Chase Manhattan Bank
450 West 33rd Street, 15th Floor
New York, New York 10001
Attention:	Lara Graff
CMFS - PARCO
Telephone:	(212) 946-3748
Telecopy:	(212) 946-8098

If to the APA Bank:

The Chase Manhattan Bank
270 Park Avenue
New York, New York 10017
Attention:	Bradley Schwartz
Telephone:	(212) 834-5144
Telecopy:	(212) 834-6562

ANNEX I
COMMITMENTS

The Chase Manhattan Bank	$127,500,000